UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    March 9, 2006

GOLDTECH MINING CORPORATION

(Exact name of Registrant as specified in charter)

Nevada                002-95836-NY        13-3250816

(State or other jurisdic-           (Commission         (IRS Employer

tion of incorporation)              File Number)        Identification No.)

Dalian Dong Tai Industrial Waste Treatment Co., Ltd

No. 1 Huaihe West Road

E-T-D-Zone, Dalian, China 116600

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:    0411-87622850

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

Subsequent to issuing the financial statements for the three and nine months periods ended September 30, 2005, Goldtech Mining Corporation (the “Company”) discovered an error in the number of common stock shares outstanding at the end of the six months ended June 30, 2005 and the nine months ended September 30, 2005.

The error was a result of the cancellation of shares of common stock at a meeting of the Board of Directors held on June 13, 2005. The following shares were cancelled:

1.

1,325,000 of which the Company had only recovered 150,000 shares, leaving 1,175,000 shares of common stock issued and outstanding that were designated for cancellation.  The shares designated for cancellation were issued on May 7, 2004 pursuant to a registration statement on Form S-8 for consulting services which were never  provided in breach of the consulting agreements pursuant to which they were issued.

2.

 11,110,000 shares of common stock which had been issued for the acquisition of mining properties, but which should have been subsequently cancelled pursuant to the agreement under which they were issued. Only 5,326,600 of these shares were returned, leaving 5,783,400 shares of common stock issued and outstanding.

3.

25,000 shares issued to Pan American Relations of which no shares were recovered .

The financial statements were prepared using common shares outstanding totaling 7,773,841 which would have been the total had all shares been cancelled. These changes did not have an effect on any items of income or expense, or earnings per weighted average share outstanding.  In addition, there were no changes in total assets or total liabilities at September 30, 2005.

The only item to be restated is the total common shares outstanding at September 30, 2005 from 7,773,841 to 14,757,241 on the balance sheet, and a change in the weighted average shares outstanding in the computation of earnings per share.  The weighted average shares outstanding changed from 7,773,841 to 13,532,241 for the three months ended September 30, 2005 and from 17,440,306 to 16,807,653 for the nine months ended September 30, 2005.  There were no changes in the computation of earnings per share.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDTECH MINING CORPORATION

March 9, 2006

  By: /s/ John Leo

  John Leo

  Secretary